$500 $600 $700 $800 $900 $1,000 $1,100 $1,200 $1,300 $1,400 $1,500 -50% -25% 0% 25% 50% Payment at Maturity Share Return The Underlying Shares The Notes Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigr oup Inc. Underlying shares: Shares of the SPDR ® Gold Trust (ticker symbol: “GLD”) Pricing date: February 25, 2020 Valuation date: February 25, 2021 Maturity date: March 2, 2021 Maximum return at maturity: 30.75% Maximum loss a t maturity : 15 % CUSIP / ISIN: 17327TN36 / US17327TN365 Initial share price: The closing price of the underlying shares on the pricing date Final share price: The closing price of the underlying shares on the valuation date Share return: (Final share price - initial share price) / initial share price Upside participation rate: 100% Payment at Maturity: • If the final share price is greater than the initial share price: $1,000 + [$1,000 × share return × upside participation rate], subject to the maximum return at maturity • If the final share price is less than or equal to the initial share price: $1,000 + [$1,000 × share return], subject to the maximum loss at maturity If the final share price depreciates from the initial share price, you will be exposed to that depreciation up to the maximum loss at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated February 19, 2020 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1 Year Market - Linked Notes Linked to GLD Hypothetical Payment at Maturity ** B C A D Hypothetical Share Return Hypothetical Note Return Hypothetical Payment at Maturity D 100.00% 30.75% $1,307.50 75.00% 30.75% $1,307.50 50.00% 30.75% $1,307.50 30.75% 30.75% $1,307.50 C 25.00% 25.00% $1,250.00 10.00% 10.00% $1,100.00 5.00% 5.00% $1,050.00 B 0.00% 0.00% $1,000.00 - 2.00% - 2.00% $980.00 - 15.00% - 15.00% $850.00 A - 20.00% - 15.00% $850.00 - 25.00% - 15.00% $850.00 - 50.00% - 15.00% $850.00 - 100.00% - 15.00% $850.00

Selected Risk Considerations • You may not receive any return on your investment in the notes and may lose up to the maximum loss at maturity. You will receive a positive return on your investment in the notes only if the underlying shares appreciate from the initial share price to the final share price. If the final share price of the underlying shares is less than the initial share price, you will lose 1% of the stated principal amount of the notes for every 1% by which the final share price is less than the initial share price, subject to the maximum loss at maturity. • The notes do not pay interest. • Your potential return on the notes is limited to the maximum return at maturity. • Investing in the notes is not equivalent to investing in the underlying shares. You will not receive dividends or have any other rights with respect to the underlying shares. • Your payment at maturity depends on the closing price of the underlying shares on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • You will not have any rights with respect to the commodities held by the SPDR ® Gold Trust. • The SPDR ® Gold Trust is not an investment company or a commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act. • The notes are subject to risks associated with gold. • There are risks relating to commodities trading on the London Bullion Market Association. • Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.